Exhibit 99.2
For Immediate Release

SOTHEBY’S AND THIRD POINT REACH AGREEMENT

Sotheby’s Expands Board of Directors to Combine Sotheby’s and Third Point Director Slates

Daniel Loeb, Olivier Reza and Harry Wilson to Join Sotheby's New and Current Directors on the Board

NEW YORK, 5 May 2014 – Sotheby’s (NYSE: BID) and Third Point LLC (NYSE: TPRE; LSE: TPOU LN) today announced that they have reached an agreement.  Pursuant to the agreement, the Sotheby’s Board of Directors has been expanded, and Daniel S. Loeb, Olivier Reza, and Harry J. Wilson have been appointed to the Board and will be included in the Company's slate of director nominees for election at the 2014 Annual Meeting of Shareholders.  With these additions, as well as the previously announced additions of new director candidates Jessica Bibliowicz and Kevin C. Conroy, the Sotheby’s slate for the Annual Meeting will expand to 15 members, 13 of whom are independent.  Sotheby’s slate will include John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel S. Loeb, Daniel Meyer, Allen Questrom, Olivier Reza, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, Dennis M. Weibling and Harry J. Wilson.  The Annual Meeting is expected to be convened on 6 May 2014 and then adjourned to later in the month of May to allow for updated proxy solicitation materials to be distributed to Sotheby’s shareholders.  The Company will announce the adjourned meeting date in due course.

“We welcome our newest directors to the Board and look forward to working with them, confident that we share the common goal of delivering the greatest value to Sotheby’s clients and shareholders,” said Bill Ruprecht, Chairman, President and Chief Executive Officer of Sotheby’s.  “This agreement ensures that our focus is on the business and that we will benefit from five fresh voices and viewpoints.”

Third Point CEO Daniel S. Loeb stated, “Harry, Olivier and I are delighted to join the Sotheby’s Board.  As of today we see ourselves not as the Third Point Nominees but as Sotheby’s directors, and we expect to work collaboratively with our fellow board members to enhance long-term value on behalf of all shareholders.  We are confident this Board will benefit from the perspective of aligned shareholder voices.  We are committed to working closely with Sotheby’s leadership team to unlock shareholder value by pursuing a strategy of sound capital allocation and growth while respecting the best of the Company’s rich history, tradition and culture.”

Domenico De Sole, Sotheby’s Lead Independent Director, stated, “Sotheby’s is strongly positioned today, with an executive leadership team committed to delivering excellent results for Sotheby’s clients and shareholders.  Along with our new directors we look forward to identifying ways to continuously improve our position in the marketplace and our operating performance.”

In connection with these appointments, Third Point has agreed to customary standstill and voting commitments and terminated its proxy contest.   In addition, Sotheby’s will accelerate the termination of its one-year shareholder rights plan concurrent with the 2014 Annual Meeting, and Third Point, whose ownership in Sotheby’s will be capped at 15% under the agreement, has withdrawn its litigation with respect to the rights plan.  The complete agreement with Third Point will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Forward-Looking Statements
This release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which Sotheby’s believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of Sotheby’s risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of Sotheby’s future auction sales and the results and reception of Sotheby’s announced capital allocation and financial review and other initiatives, including but not limited to its cost reduction initiatives, review of its real estate portfolio and related alternatives and its plans and framework for returning capital to stockholders and optimizing its capital structure and financial policies. Please refer to Sotheby’s most recently filed Form 10-Q (and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

About Third Point LLC
Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $14 billion in assets.  Founded in 1995, Third Point follows an event-driven approach to investing globally.

Third Point Contact:
Press/Investor Relations | 212.715.4907 | Elissa Doyle | edoyle@thirdpoint.com

Sotheby’s Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko